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                                                                   EXHIBIT 12.1

                  COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                     1992      1993      1994     1995     1996
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Earnings:
  Income (loss) from continuing
  operations before income taxes   $(19,150) $  (970)  $ 7,681  $ 9,933  $11,225

Add:
  Fixed charges                      33,448   20,101    17,740   17,003   17,088
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  Adjusted Earnings                $ 14,298  $19,131   $25,421  $26,936  $28,313
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Fixed Charges:
  Interest expense - debt            15,191   13,111    16,716   16,433   16,518
  Interest expense - warrants        18,257    6,990      -        -        -
  Amortization of financing cost        -                1,024      570      570
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Total Fixed Charges                $ 33,448  $20,101   $17,740  $17,003  $17,088
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Ratio of Earnings to Fixed Charges      -        -        1.43     1.58     1.66

(Deficit) Excess of Earnings to
  Fixed Charges                    $(19,150)  $ (970)  $ 7,681  $ 9,933  $11,225
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